NAME OF REGISTRANT

Franklin Managed Trust

File No. 811-04894

Exhibit Item No. 77I: Terms of new or amended securities


The following series of the Registrant began offering new Class
R6 shares on May 1 2013;

 - Franklin Rising Dividends Fund